                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                               (Amendment No. 1)*

                      Krupp Realty Limited Partnership - V
                                (Name of Issuer)

                       Limited Partnership Assignee Units
                         (Title of Class of Securities)

                                   501128300
                                 (CUSIP Number)

                               December 31, 1999
            (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  CUSIP NO. 501128300
           -----------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Madison Avenue Investment Partners, LLC
      13-3959673

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,968 Limited Partner Interests

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,968 Limited Partner Interests
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,968 Limited Partner Interests

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,968 Limited Partner Interests

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,968 Limited Partner Interests

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.59%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      OO

------------------------------------------------------------------------------

                               Page 2 of 11 Pages

===============================================================================

  CUSIP NO. 501128300
           -----------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      First Equity Realty, LLC
      13-3827931

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      New York

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,968 Units of Limited Partnership Assignee Units
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,968 Units of Limited Partnership Assignee Units

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,968 Units of Limited Partnership Assignee Units

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.59%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      OO

------------------------------------------------------------------------------

                               Page 3 of 11 Pages

===============================================================================

  CUSIP NO. 501128300
           -----------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      The Harmony Group II, LLC
      13-3959664

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,968 Units of Limited Partnership Assignee Units
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,968 Units of Limited Partnership Assignee Units

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,968 Units of Limited Partnership Assignee Units

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.59%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      OO

------------------------------------------------------------------------------

                               Page 4 of 11 Pages

===============================================================================

  CUSIP NO. 501128300
           -----------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Ronald M. Dickerman
      ###-##-####

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,968 Units of Limited Partnership Assignee Units
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,968 Units of Limited Partnership Assignee Units

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,968 Units of Limited Partnership Assignee Units

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.59%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------

                               Page 5 of 11 Pages

===============================================================================

  CUSIP NO. 501128300
           -----------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Bryan E. Gordon
      ###-##-####

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,968 Units of Limited Partnership Assignee Units
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,968 Units of Limited Partnership Assignee Units

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,968 Units of Limited Partnership Assignee Units

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.59%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------

                               Page 6 of 11 Pages

ITEM 1(A)  NAME OF ISSUER:

The name of the Issuer is Krupp Realty Limited Partnership - V (the "Issuer")

ITEM 1(B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

The address of the Issuer's principal executive offices is 470 Atlantic Avenue, Boston, Massachusetts 02210.

ITEM 2(A)  NAME OF PERSONS FILING:

The names of the persons filing this Amendment No. 1 to Schedule 13G are Madison Avenue Investment Partners, LLC, a Delaware limited liability company ("MAIP"), First Equity Realty, LLC, a New York limited liability company ("First Equity"), The Harmony Group II, LLC, a Delaware limited liability company ("Harmony Group"), Ronald M. Dickerman and Bryan E. Gordon (collectively, the "Reporting Persons"). MAIP is the controlling person of various entities which are the nominee owners of, or the successors by merger to the assets of nominee owners of, Units of Limited Partnership Assignee Units (the "Units") of the Issuer. These nominees, none of which beneficially own 5% or more of the Units, are ISA Partnership Liquidity Investors and Madison/AG Partnership Value Partners III.

The controlling members of MAIP are The Harmony Group II, LLC, a Delaware limited liability company of which Bryan E. Gordon is the Managing Member, and First Equity Realty, LLC, a New York limited liability company of which Ronald
M. Dickerman is the Managing Member.

ITEM 2(B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

The business address of MAIP, Harmony Group and Mr. Gordon is P.O. Box 7533, Incline Village, Nevada 89452. The business address of First Equity and Mr. Dickerman is 555 Fifth Avenue, 9th Floor, New York, New York 10017.

ITEM 2(C)  CITIZENSHIP:

See Item 2(A) above. Each of Mr. Dickerman and Mr. Gordon is a citizen of the United States of America.

                               Page 7 of 11 Pages

ITEM 2(D)  TITLE OF CLASS OF SECURITIES:

The title of the class of securities to which this Schedule relates is Limited Partnership Interests.

ITEM 2(E)  CUSIP NUMBER:  501128300

ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
           (C), CHECK WHETHER THE PERSON FILING IS A:

(a)  []    Broker or dealer registered under Section 15 of the Act.

(b)  []    Bank as defined in Section 3(a)(6) of the Act.

(c)  []    Insurance company defined in Section 3(a)(19) of the Act.

(d)  []    Investment company registered under Section 8 of the Investment
           Company Act.

(e)  []    An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(f)  []    An employee benefit plan or endowment fund in accordance with
           Rule 13d-1(b)(1)(ii)(F).

(g)  []    A parent holding company or control person in accordance with
           Rule 13d-1(b)(1)(ii)(G).

(h)  []    A savings association as defined in Section 3(b) of the Federal
           Deposit Insurance Act.

(i)  []    A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

(j)  []    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.    OWNERSHIP.

Aggregate number and percentage of the class of securities of the Issuer identified in Item 1.

(a) Amount Beneficially Owned: The Reporting Persons beneficially own an aggregate of 1,968 Units.

(b) Percent of Class: The Reporting Persons beneficially own 5.59% of the issued and outstanding Units.

(c)  Number of shares as to which such persons have:

     (i)    Sole power to vote or to direct the vote: 1,968 Units

                               Page 8 of 11 Pages

     (ii)   Shared power to vote or to direct the vote: 1,968 Units

     (iii)  Sole power to dispose or to direct the disposition of:  1,968 Units

     (iv)   Shared power to dispose or to direct the disposition of: 1,968 Units

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five
percent of the class of securities, check the following [   ].

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

See Item 2(A) above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

See Item 2(A) above.  In accordance with Rule 13d-1(k), the
Reporting Persons have executed a Joint Filing Agreement annexed hereto as Exhibit A.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10.   CERTIFICATIONS.

By signing below, the undersigned hereby certify that, to the best of their respective knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 9 of 11 Pages

SIGNATURE

After reasonable inquiry and to the best of their respective knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete, and correct.

Dated:  February 11, 2000

MADISON AVENUE INVESTMENT PARTNERS, LLC
BY:  FIRST EQUITY REALTY, LLC (MEMBER)

By:    /s/ Ronald M. Dickerman
     --------------------------------------
     Ronald M. Dickerman, Managing Director


FIRST EQUITY REALTY, LLC

By:    /s/ Ronald M. Dickerman
     --------------------------------------
     Ronald M. Dickerman, Managing Director


THE HARMONY GROUP II, LLC

By:    /s/ Bryan E. Gordon
     --------------------------------------
     Bryan E. Gordon, Managing Director


/s/  Ronald M. Dickerman
--------------------------------------
Ronald M. Dickerman, Managing Director


/s/  Bryan E. Gordon
--------------------------------------
Bryan E. Gordon

                              Page 10 of 11 Pages